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                                  EXHIBIT (1)

                                   FORM 8-K

                           STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated August 16th, 2000, is by and between Composite Solutions, Inc. ("CSI"), a Florida corporation, Penultimo, Inc., a California corporation doing business as Anchor Reinforcements ("Anchor"), and John Gillespie ("Gillespie"), the owner of the outstanding common stock of Anchor.

                                   RECITALS

     A.  Anchor is a subchapter S corporation owned 100% by Gillespie.

     B. CSI and Gillespie wish to enter into a contractual agreement under which Gillespie will sell to CSI all rights, title, and interest of Gillespie in Anchor.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in this agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Gillespie and CSI, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I
                        PURCHASE AND SALE OF SHARES AND
                          ASSUMPTION OF LIABILITIES

     SECTION 1. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions of this Agreement, at the Closing, Gillespie will sell, transfer, convey, assign, and deliver to CSI, and CSI will purchase, acquire, and accept from Gillespie, all shares of stock of Anchor, together with all of Anchor's rights, properties, assets, claims, contracts, and business of every kind, character, and description, whether tangible or intangible, whether real, personal, or mixed, whether accrued, contingent, or otherwise, and wherever located (collectively, the "Anchor Assets"), including minute and stock books, except for any other documents or records which Anchor is required by law to retain in its possession.

     SECTION 2. CONSIDERATION. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, and agreements of Gillespie and Anchor contained in this Agreement, and in consideration of the sale, assignment, transfer, and delivery of the Anchor Assets, CSI will:

     a. Pay to Gillespie upon execution of this Agreement (the "Closing") the sum of Five Hundred Thousand Dollars ($500,000.00);

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     b.  Issue to Gillespie 150,000 restricted shares of CSI's common stock, which Gillespie shall hold and CSI shall repurchase as follows:

     (1) Upon the market price of CSI's stock measured at each day's closing equaling or exceeding $6.00 for a period of five (5) consecutive trading days ("Purchase Trigger"), CSI shall within thirty (30) days thereafter, purchase and Gillespie shall sell to CSI the 150,000 shares by paying Gillespie $6.00 per share, for a total of $900,000.

     (2) In the event that repurchase of the Gillespie's 150,000 shares is not triggered as described in Section 2.b.(1) above during the first two (2) years after the Closing Date, then within thirty (30) days after the second anniversary of the Closing Date, CSI shall purchase and Gillespie shall sell to CSI the 150,000 shares or all of the remaining shares held by Gillespie at that time, not to exceed 150,000 shares, by paying Gillespie the market price per share, adjusted for any stock splits or capital restructuring occurring after the Closing Date, averaged over the ten previous trading days prior to the second anniversary of the Closing Date with a maximum price of $6.00 per share, but not less than $1.50 per share (the "Mandatory Repurchase Date").

     (3) Nothing contained herein otherwise prevents CSI and Gillespie from negotiating sales of all or part of such shares for repurchase by prior to the earlier of the Trigger Date or the Mandatory Repurchase Date on such terms as they both shall agree.

     c. Enter into an employment agreement with Gillespie for a term of two
(2) years at a salary of $60,000 per annum and a noncompetition agreement for a period of five (5) years.

     d. Within a reasonable period of time, CSI will develop an appropriate stock and cash bonus plan for key employees of Anchor as CSI deems appropriate in its sole and absolute business discretion.

     e. Gillespie understands and agrees that the shares to be transferred herein will have affixed thereto, a legend which states the following:

     The stock represented by this certificate is restricted stock and is not eligible for transfer to any person or entity except as provided in that certain Stock Purchase Agreement entered among Composite Solutions, Inc., Penultimo, Inc. and John Gillespie dated August 16, 2000. Said agreement provides, among other things, for certain rights, obligations and duties of the parties related to the sale and mandatory repurchases of the shares represented hereby.

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     SECTION 3. ASSUMPTION OF LIABILITIES

     a. Subject to the terms and conditions of this Agreement, CSI will assume and undertake to pay, satisfy or discharge the liabilities, obligations, and commitments of Anchor arising on or after the Closing Date under the contracts listed in Schedule A hereto and any other contracts entered into between the date of this Agreement and the Closing which CSI expressly agrees in writing to assume.

     b. Except as set forth in Section 3.a of this Agreement, CSI expressly disclaims any liabilities, obligations or commitments, direct or indirect, absolute or contingent, of Anchor, Gillespie, or any other person of any nature whatsoever without regard to whether any such liability, obligation, or commitment has been disclosed. Without limiting the generality of the foregoing, except as set forth in Section 3.a of this Agreement, CSI will take title to the Anchor Assets, including Gillespie's shares, free and clear of any and all undisclosed liabilities, obligations, or commitments of Anchor, Gillespie, or any other person, and Anchor and Gillespie will be solely responsible for the satisfaction and discharge of all such liabilities, obligations, and commitments, and will indemnify and hold harmless CSI against all those liabilities, obligations, and commitments. Without limiting the generality of any of the foregoing, except as set forth in Section 3.a, CSI will not assume any liabilities or obligations of Anchor, Gillespie, or any other person for:

     (1) Any litigation, arbitration, or administrative proceedings proceedings pending, threatened, or commenced after the Closing Date against or relating to Anchor or Gillespie or directly or indirectly arising out of or based on facts existing on or prior to the Closing Date relating to the business or operations of Anchor, Gillespie, or the Anchor Assets;

     (2) Any liability or obligation as guarantor, surety, cosigner, endorser, comaker, or indemnitor;

     (3) Any environmental claims arising from actions taken by Anchor or Gillespie, or from the failure to take action by Anchor or Gillespie if the context so requires, on or prior to the Closing Date;

     (4) Any liabilities for taxes relating to the business or operations of Anchor, Gillespie, or the Anchor Assets on or prior to the Closing Date;

     (5)  Any liability or obligation of Anchor to Gillespie;


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     (6)  Any liability or obligation directly or indirectly arising out of or based on facts existing on or prior to the Closing Date between Anchor, Gillespie, and any of the employees, former employees, employees' collective bargaining representatives or job applications of Anchor;

     (7) Any claims relating to health insurance, workers compensation, severance or other employee benefits arising from, or in connection with, the employment of persons on or prior to the Closing Date; and

     (8) Any liens, pledges, claims, security interests, conditional sales contracts or other encumbrances upon or relating to Anchor, Gillespie, or the Anchor Assets whatsoever, whether existing at the date of this Agreement or arising at any time after the date of this Agreement up to and including the Closing Date.

     SECTION 4. TIME AND PLACE OF CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on a date designated by CSI within fifteen (15) days after the last of the conditions specified in Articles VII and VIII of this Agreement has been satisfied (or waived by the party entitled to waive that condition). The Closing will be held at 9:00 a.m., in the offices of CSI, located at 3655 Nobel Drive, Suite 440, San Diego, California.

     SECTION 5. DELIVERIES AT THE CLOSING.

     a.   At the Closing, CSI will deliver to Gillespie:

     (1) Confirmation of wiring to the trust account of Gillespie's attorney the sum of Five Hundred Thousand Dollars ($500,000.00);

     (2) A certificate representing 150.000 restricted shares of CSI's common stock, issued in the name of Gillespie and legended with the restrictions to transfer set forth in this Agreement;

     (3) An employment and noncompetition agreement between CSI and Gillespie as discussed herein.

     b. At the Closing, Gillespie will deliver to CSI (i) a duly executed certificate of transfer of the shares of Anchor to CSI and (ii) such opinions, certificates, and other documents required to be delivered by Anchor and Gillespie at or prior to the Closing as are requested by CSI to accomplish the purposes of this Agreement.


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     SECTION 6.  FURTHER ASSURANCES. After the Closing, Anchor and/or
Gillespie will from time to time, at the request of CSI and without further cost or expense to the other party, execute and deliver any other instruments of conveyance and transfer, and take any other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated by this Agreement to vest in CSI good and marketable title to the Anchor Assets and Gillespie's shares being transferred including, without limitation, assistance in the collection or reduction to possession of any such Assets.

     SECTION 7. MAIL RECEIVED AFTER CLOSING. Following the Closing CSI may receive and open all mail addressed to Anchor and deal with the contents of that mail in its discretion to the extent that that mail and its contents relate to Anchor or the Anchor Assets sold to CSI or any of the obligations or liabilities assumed by CSI pursuant to the Agreement.

     SECTION 8. PAYMENT OF TAXES AND OTHER CHARGES. Any provision of this Agreement to the contrary notwithstanding, Anchor and Gillespie will pay all transfer taxes, including, without limitation, all real estate transfer, deed conveyance and lease assignment fees or taxes, conveyance taxes, sales and use taxes, stamp taxes, bulk sales taxes, fees in connection with registrations or permits, and other taxes, charges or assessments which arise out of or are imposed upon the sale or transfer of the Anchor Assets and Gillespie's shares to CSI. Anchor and Gillespie will prepare and file any reports, returns or other information required to be filed to any taxing authority relating to those transfer taxes and will timely pay the amounts shown on those returns and any additional amounts due or owing, including, without limitation, interest, penalties, and additions to tax (including interest, penalties and additions imposed as a result of Anchor or Gillespie's failure to pay any such taxes) to the appropriate taxing authority. Anchor and Gillespie will be responsible for all other taxes which relate to the use and operation of the Anchor Assets and Gillespie's shares or other operations of Anchor and which are attributable to periods up to and including the Closing.

                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES
                           OF ANCHOR AND GILLESPIE

     Anchor and Gillespie represent and warrant to CSI as follows:

     SECTION 1. CORPORATE ORGANIZATION. Anchor is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority (a) to carry on its business as it is now being conducted, and (b) to own the properties and assets it now owns. The copies of the Articles of Incorporation and Bylaws of Anchor provided to CSI are complete and correct copies of those instruments as

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presently in effect. The authorized capital stock of Anchor consists of
100,000 shares of common stock, without par value, of which 100,000 shares are issued and outstanding, all of which are owned by Gillespie, free and clear of any claims, liens, or other encumbrances. All issued and outstanding shares of common stock of Anchor are validly issued, fully paid and nonassessable.

     SECTION 2. AUTHORIZATION. Anchor and Gillespie have full corporate power and authority to enter into this Stock Purchase Agreement and to carry out the transactions contemplated by this Agreement. The Board of Directors of Anchor and the Shareholders of Anchor have unanimously approved this Stock Purchase Agreement, and have duly and validly taken all actions required by law, the Articles of Incorporation or Bylaws of Anchor, or otherwise to be taken by them to authorize the execution and delivery of this Stock Purchase Agreement and the consummation of the transactions contemplated by this Agreement. This Stock Purchase Agreement is upon execution a legal, valid, and binding agreement of Anchor and Gillespie, enforceable in accordance with its terms, except that (a) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any such proceeding may be brought.

     SECTION 3. NO VIOLATION. Neither the execution and delivery of this Stock Purchase Agreement nor the consummation of the transaction contemplated by this Agreement will:

     a. Violate any provision of the Articles of Incorporation or Bylaws of Anchor;

     b. Violate, or be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of Anchor under, any agreement or commitment to which Anchor is a party or by which Anchor is bound, or to which the property of Anchor is subject, or

     c. Violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

     SECTION 4. CONTRACTS AND COMMITMENTS. Except as previously disclosed to CSI in writing:

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     a. Anchor has no agreements, contacts, commitments or restrictions relating to its business, operations, or prospects;

     b. Anchor has no debt obligation for borrowed money, or guarantees of or agreements to acquire money, including guarantees of or agreements to acquire any such debt obligation of others; and

     c. Anchor has no contracts with officers, employees, agents, consultants, advisors, or sales representatives. All contracts, agreements, commitments or restrictions previously disclosed to CSI in writing are valid, binding, and enforceable to Anchor in accordance with their respective terms, and true and complete copies of those contracts, agreements, commitments, or restrictions have been prior to the date of this Agreement delivered to CSI. Anchor has complied in all respects with all such agreements, contracts, commitments, and restrictions and is not in default under or in violation of, nor is there any valid basis for any claim of default under or violation of, any agreement, contract, commitment or restriction to which it is a party or by which it is bound. Anchor has not granted or been granted any waiver or forbearance with respect to any such agreements, contracts, commitments and restrictions, and no other contracting party is in default under any of them.

     SECTION 5. LITIGATION. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving Anchor or Gillespie, or which questions or challenges the validity of this Stock Purchase Agreement or any action taken or to by taken by Anchor or Gillespie pursuant to this Stock Purchase Agreement or in connection with the transactions contemplated by this Agreement; nor is there any valid basis for any such action, proceeding or investigation. Anchor and Gillespie are not subject to any judgment, award, order, writ, injunction, arbitration, decision or decree entered in any lawsuit or proceeding, except as previously disclosed to CSI in writing.

     SECTION 6. COMPLIANCE WITH LAW. Anchor and Gillespie have complied, and are currently in compliance, with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies of government having jurisdiction over Anchor and Gillespie. Anchor and Gillespie have not received any notification of any asserted present or past failure by it to comply with such laws, rules, or regulations.

     SECTION 7. CONSENTS AND APPROVALS. Except as previously disclosed to CSI in writing, (a) no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority and (b) no consent of any other person,

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including, without limitation, consents form parties to loans, contracts, leases or other agreements, is required in connection with the execution, delivery and performance of this Stock Purchase Agreement.

     SECTION 8. TAXES. Anchor and Gillespie have duly and timely filed, and warrant that they will duly and timely file, all federal, state or local tax reports, returns and forms (including all schedules, amendments and attachments) required to by filed by Anchor and Gillespie and have paid in full or discharged all such taxes.

     SECTION 9. BROKERS AND FINDERS. Neither Anchor nor any of its officers, directors, or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, or finders' fees in connection with the transactions contemplated by this Stock Purchase Agreement.

     SECTION 10. DISCLOSURE. No representations or warranties by Anchor or Gillespie in this Stock Purchase Agreement and no statement contained in any document, certificate, or other writing (including, without limitation, any financial statements), furnished or to be furnished by Anchor or Gillespie to CSI or any of its representatives pursuant to the provisions of this Agreement or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statement in this Agreement not misleading. Anchor has no liabilities or obligations of any nature, absolute, accrued, contingent or otherwise, which were not fully reflected or reserved against in Anchor's financial statements, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of that financial statement; and the reserves reflected in the financial statements are adequate, appropriate and reasonable.

     SECTION 11. INTERIM ALTERATIONS. Since the date of the financial statement, the business of Anchor has been conducted only in the ordinary and usual course consistent with past practice. Since the date of the financial statement, there have not been any adverse changes in the financial condition, assets or results of operation of Anchor. Since that date these assets have not been affected in any way as a result of flood, fire, explosion or other casualty (whether or not covered by insurance). Anchor and Gillespie are not aware of any circumstances which may cause Anchor to suffer any adverse change in its business, operations or prospects.

     SECTION 12. BANK ACCOUNTS. Anchor has provided in writing to CSI the names and locations of all banks, savings and loan associations and other financial institutions at which Anchor maintains safe deposit boxes of accounts of any nature and the names of all persons

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authorized to draw on those accounts, make withdrawals from those accounts, or have access to those accounts. At the Closing, Anchor will deliver to CSI copies of all records, including all signature or authorization cards, pertaining to such bank accounts.

      Section 13. PERSONNEL INFORMATION.

      a. Anchor is not a party to any contract with any labor organization, nor has Anchor agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Anchor's employees. Anchor has no knowledge of any organizational effort currently being made or threatened by us on behalf of any labor union with respect to employees of Anchor. Anchor has not experienced any strikes, work stoppages, grievances proceedings, claims of unfair labor practices, filed or threatened to be filed, or other significant labor difficulties of any nature, nor are there any material controversies pending or threatened between Anchor and any of Anchor's employees.

      b. Anchor has compiled with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income
Security Act of 1974, as amended ("ERISA") (29 UCSA Sections 1001 et seq), and those laws relating to wages, hours, collective bargaining, unemployment, insurance, workers' compensation, equal employment opportunity, and payment and withholding of taxes.

      SECTION 14. EMPLOYEE BENEFIT PLAN. Anchor warrants and represents that no employee benefit plan of any kind, including without limitation, a plan qualifier under ERISA, is in force or has been in force at any time during the existence of the corporation or its business operations. Anchor further agrees to indemnify and hold CSI harmless from any and all claims, liability or costs whatsoever, including without limitation, costs of defense by any former employee regarding the existence, administration, benefits, distributions or any other matter relating to employee benefit plans of any kind.

      SECTION 15. GUARANTY OF GILLESPIE. Gillespie hereby jointly and severally, unconditionally and irrevocably, guarantees to CSI the due and timely performance by Anchor of all obligations of Anchor under this Agreement, including, without limitation, the warranties and representations of Anchor pursuant to this Article of this Agreement and expecting therefrom, those obligations of Anchor assumed by CSI under this Agreement and those obligations of Anchor arising from transactions occurring after closing. The obligations of Gillespie as guarantor under this Agreement is as primary obligor and not as surety, and CSI will have no obligation to make any demand upon, give any notice to, or exhaust its remedies against Anchor prior to or as a condition to enforcing the Gillespie obligations as guarantor under this Agreement. The Gillespie obligations as guarantor will

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be unconditional and irrespective of the validity or enforceability of any other provision of this Agreement and will survive the Closing of this Sale. Their guarantee shall specifically exclude in any and all obligations assumed by CSI and any and all claims arising out of transactions of Anchor or CSI after the date of closing.



                                 ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF CSI

      CSI represents and warrants to Anchor and Gillespie as follows:

      SECTION 1. CORPORATE ORGANIZATION. CSI is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to:


      a.    Carry on its business as it is now being conducted; and

      b.    Own the properties and assets it now owns.


      SECTION 2. AUTHORIZATION. CSI has full corporate power and authority to enter into this Stock Purchase Agreement and to carry out the transactions contemplated by this Agreement. CSI has taken all actions required by law or otherwise to authorize the execution and delivery of this Stock Purchase Agreement, and the consummation of the transactions contemplated by this Agreement. This Stock Purchase Agreement is upon execution a legal, valid and binding agreement of CSI, enforceable against it in accordance with its terms, except that (a) enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect now or after the date of this Agreement relating to creditors' rights and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.

      SECTION 3. NO VIOLATION. Neither the execution and delivery of this Stock Purchase Agreement nor the consummation of the transactions contemplated by this Agreement will:


      a. Violate any provision of the Articles of Incorporation or Bylaws of CSI;


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     b.  Violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would continue a default) under, or result in the termination of or accelerate the performance required by, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any security interest, lien or other encumbrance upon any property or assets of CSI under, any agreement or commitment to which CSI is a party or by which CSI is bound, or to which the property of CSI a subject; or

     c. Violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority.

     SECTION 4. COMPLIANCE WITH LAW. CSI has complied, and is currently in substantial compliance, with all applicable laws, regulations and other requirements of all national governmental authorities, and of all states, municipalities and other political subdivision and agencies of government, having jurisdiction over CSI. CSI has not received any notice of any asserted present or past failure by it to comply with such laws, rules or regulations.

     SECTION 5. CONSENTS AND APPROVALS. Except as previously disclosed to Anchor and Gillespie in writing, (a) no consent, approval, or authorization of, or declaration, filing, or registration with any governmental or regulatory authority; and (b) no consent of any other person, including, without limitation, consents from parties to loans, contracts, leases, or other agreements, are required in connection with the execution, delivery and performance of this Stock Purchase Agreement.

                              ARTICLE IV
                            CONFIDENTIALITY

     Each party to this Agreement will hold and will cause its consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other party furnished it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person except its auditors, attorneys, financial advisors, bankers and other consultants and advisors (whom each party will cause to hold such information in strict confidence) in connection with this Agreement. If the transactions contemplated by this Agreement are not consummated, such confidence will be maintained except to the extent that information comes into the public domain through no


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fault of the party required to hold it in confidence, and that information will not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies) will be returned to the other party immediately upon the written request of that other party.


                                    ARTICLE V
                   CONDUCT OF BUSINESS OF ANCHOR PENDING CLOSING

     Pending the Closing, and except as otherwise expressly consented to or approved by CSI in writing:


     SECTION 1. INSURANCE; PROPERTY. Anchor will insure all property, real, personal and mixed, owned or leased by Anchor, against all ordinary and insurable risks; and all such property will be used, operated, maintained and repaired in a careful and reasonably efficient manner.

     SECTION 2. NO DEFAULT. Anchor will not do any act or omit to do any act, or permit any act or omission to act, will cause a breach of any contract or commitment of Anchor or which would cause the breach of any representation or warranty made under this Agreement.

     SECTION 3. TAX RETURNS. Anchor and Gillespie will prepare and file all federal, state, local and foreign reports, returns, or other information, and all schedules, amendments or other information with respect to those filings, required to be filed by them with any taxing authority, and will pay the taxes shown on those reports or returns or any greater amounts otherwise due or owing.

     SECTION 4. REGULAR COURSE OF BUSINESS. Anchor will carry on its business diligently prior to the Closing. Anchor will not institute any new methods of purchase, sale, lease, management, accounting or operation or engage in any transaction or activity, enter into any agreement or make any commitment, except in the ordinary course of business and consistent with past practice.

     SECTION 5. AMENDMENTS; CAPITAL CHANGES; SUBSIDIARIES. No change or amendment will be made in the Articles of Incorporation or Bylaws of Anchor. Anchor will not issue or sell any shares of its capital stock or other securities, acquire, directly or indirectly, by redemption or otherwise, any capital stock, reclassify or split-up any capital stock, declare or pay any dividends on that stock in cash, securities or other property or make


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any other distribution with respect to that stock, or grant or enter into any options, warrants, call or commitments of any kind with respect to that stock. Anchor will not organize any subsidiary, acquire any capital stock or other equity securities of any corporation or acquire any equity or ownership interest in any business.

     SECTION 6. ORGANIZATION. Anchor will use its best efforts to preserve its corporate existence and business organization intact, to keep available to CSI its key employees, and to preserve for CSI its relationships with licensors, suppliers, customers, and others having business relations with it.

     SECTION 7. CERTAIN CHANGES. From the date hereof until closing of the transaction, Anchor will not:

     a. Borrow or agree to borrow any funds or incur, or assume or become subject to whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), except obligations and liabilities incurrent in the ordinary course of business and consistent with past practice;

     b. Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities or obligations reflected or reserved against in the Anchor financial statements or incurred in the ordinary course of business and consistent with past practice since the date of the Anchor financial statements;

     c. Permit or allow any of its property or assets (real personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien (including any lien for taxes) or encumbrances;

     d. Cancel any contracts or agreements or waive any claims or rights or substantial value or sell, transfer, or otherwise dispose of any of its properties or assets, except in the ordinary course of business and consistent with past practice;

     e. Grant any general increase in the compensation of officers or employees (including any increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee;

     f. Pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreements or arrangement with, any of its officers or directors or

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any Affiliate of any of its officers or directors;

     g.     Change any of the banking or safe deposit arrangements;

     h. Grant or extend any power of attorney or act as guarantor, surety, cosigner, endorser, comaker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization of other entity; or

     i.     Agree, whether in writing or otherwise, to do any of the foregoing.

     SECTION 8. NO DEFAULT. Anchor and Gillespie will not do any act or omit to do any act or permit any act or omission to act, which will cause a breach of any contract or commitment of Anchor or which would cause the breach of any representation or warranty made under this Agreement.

     SECTION 9. COMPLIANCE WITH LAWS. Anchor will duly comply with all laws applicable to it and its properties, operations, business and employees.

                                   ARTICLE VI
                  SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     SECTION 1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the parties to this Agreement contained in this Agreement or in any certificates or other documents delivered at the execution of this Agreement or at the Closing will not be deemed waived or otherwise affected by any investigation made by any party. All representations and warranties made by any party in this Agreement or pursuant to this Agreement will survive the Closing and any investigation at any time made by or on behalf of the other party and continue for a period of five (5) years following the Closing Date, unless, on or prior to such date, written notice has been given pursuant to this Agreement of a claim for CSI's Damages or Gillespie's Damages (as such terms are defined in this Agreement). Provided that such a claim has been timely made, it may continue to be asserted beyond the period of five (5) years following the Closing Date. This Section will have no effect upon any other obligations of the parties to this Agreement, whether to be performed before or after the Closing Date.

     SECTION 2. STATEMENTS AS REPRESENTATIONS. All statements contained in this Agreement or in any certificate, schedule, list, exhibit, document or other writing delivered pursuant to this Agreement or in connection with the transactions contemplated by this Agreement will be deemed representations and warranties within the meaning of this Article of this Agreement.


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

                                  ARTICLE VII
                   RIGHT OF OFFSET; AGREEMENTS TO INDEMNIFY

     SECTION 1. RIGHT OF OFFSET. Gillespie hereby grants to CSI the right to offset against any unpaid obligation of CSI to Gillespie, at the time incurred, the actual cost of any demands, claims, actions or causes of action, assessments, losses, damages, liabilities, cost and expenses, including without limitation, interest, penalties, and attorney fees, asserted or imposed upon or incurred by Gillespie or Anchor or any of their affiliates pursuant to the agreements of indemnification set forth in this Agreement. The right to offset so granted shall be governed by and operate according to the provisions and procedures set forth herein.

     SECTION 2. AGREEMENTS TO INDEMNIFY.

     a. Subject to the conditions and provisions set forth in this Agreement, Gillespie will pay, indemnify, defend and hold harmless CSI and each Affiliate of CSI from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorney fees, asserted against or imposed upon or incurred by Anchor, Gillespie, or any of their affiliates (collectively, "CSI's Damages"):

     (1) Resulting from a breach of any representation, warranty, covenant, agreement or obligation of Anchor or Gillespie contained in or made pursuant to this Agreement;

     (2) With respect to the period prior to the Closing, whether the claim be asserted prior to or after the Closing, by reason of or resulting from, or alleged to be by reason of or resulting from, liabilities or obligations of, or claims against, Anchor or Gillespie in connection with Anchor's ownership or operation relating to the operation of Anchor prior to the Closing, except as expressly assumed by CSI pursuant to this Agreement or covered by valid and existing insurance coverage provided by Anchor or CSI;

     (3) The failure of Anchor or Gillespie to pay, perform or discharge any of their obligations, liabilities or contracts not assumed by CSI pursuant to this Agreement;

     (4) Any and all liabilities, direct or indirect, absolute or contingent, for taxes (a) of Anchor or Gillespie or any member of the "affiliated group" (within the meaning of section 1504(a) of the Internal Revenue Code of 1986 (26 USCA Section 1504(a)) of which Anchor or Gillespie is a member incurred prior to the Closing, or (b) incurred in connection with the operations or businesses of Anchor Gillespie on or prior to the Closing, including, without limitation, any property (real, personal or mixed), sales, or other taxes which are not due or assessed until after the Closing, but which are attributable to any period

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

prior to and including the Closing; and

     (5) Any and all taxes due as a result of the transactions contemplated by this Agreement.

     b. Subject to the conditions and provisions set forth in this Agreement, CSI will pay, indemnify, defend and hold harmless Gillespie from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorney fees, asserted against or imposed upon or incurred by Anchor or Gillespie resulting from a breach of any representation, warranty, covenant, agreement or obligation of CSI contained in or made pursuant to this Agreement or arising from CSI operations after closing (collectively, "Gillespie's Damages").

     SECTION 3. PROCEDURE. In the event of any claim for CSI's Damages or Gillespie's Damages under this Agreement, the party claiming the right to indemnify (the "Claimant") will promptly notify the indemnifying party (the "Indemnitor") in writing of that claim, which notice will set forth the basis of the claim for indemnity and, if then determinable by Claimant, a reasonable estimate of the amount thereof (or, if in Claimant's good faith opinion, no such reasonable estimate can then be made by it, the maximum potential damages that, in Claimant's good faith opinion, might be sustained in connection with such claim).

     SECTION 4. TERMS AND CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of Gillespie with respect to claims for CSI's Damages and the obligations and liabilities of CSI with respect to claims for Gillespie's Damages resulting in either case from the assertion of liability by third parties ("Third Party Claims"), are subject to compliance by Claimant with the following terms and conditions:

     a. Claimant will give Indemnitor prompt notice of any Third Party Claim asserted against or imposed upon or incurred by Claimant, and indemnitor will undertake the defense of that claim by representatives of its own choosing.

     b. In the event that Indemnitor, within a reasonable time, not to exceed thirty (30) days, after notice of any such Third Party Claim, fails to defend, Claimant will (upon further notice to Indemnitor) have the right to undertake the defense, compromise or settlement of such Third Party Claim for the account of Indemnitor, subject to the right of Indemnitor to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination thereof.

     c. Anything herein to the contrary notwithstanding:

          (1) If there is a reasonable probability that a Third Party Claim may materially and adversely affect Claimant or any Affiliate of Claimant (other than as a result of the payment of money damages). Claimant will have the right to defend such Third Party Claim, or to compromise or settle such Third Party Claim for the account of Indemnitor with the prior written consent of Indemnitor, which consent will not be unreasonably withheld, and

          (2) No Indemnitor will, without Claimant's written consent, settle or compromise any Third Party Claim or consent to entry of any judgment which does not include as an unconditional term thereof the release by the third party claimant or the plaintiff of Claimant from all further liability in respect of such Third Party Claim.

     SECTION 5. REMEDIES CUMULATIVE. The remedies provided in this Agreement will be cumulative and will not preclude any party from asserting any other rights or seeking any other remedies against any other party or its successors or assigns.

                                ARTICLE VIII
                        TERMINATION AND ABANDONMENT

     SECTION 1. TERMINATION EVENTS. As used in this Agreement, a "Termination Event" will be caused:

     a. By any party upon the material breach of any representation or warranty by any party; or

     b. By any party upon the failure of a party to timely and substantially perform any covenant or agreement under this Agreement and the continuation of that failure for fifteen (15) business days after receipt of written notice of that failure from the nonbreaching party.

     SECTION 2. METHODS OF TERMINATION. The transactions contemplated by this Agreement may be terminated and/or abandoned at any time, but not later than the Closing:

     a. By mutual consent of Gillespie, Anchor, or CSI;

     b. By Gillespie, if CSI causes a Termination Event and the same is not cured within the applicable time period as provided in this Agreement, provided that no Termination Event has been caused by Anchor or Gillespie and is then continuing; or

     c. By CSI, if Anchor or Gillespie cause a Termination Event and the same is not cured within the applicable time period as provided in this Agreement, provided that no Termination Event has been caused by CSI and is then continuing.

     SECTION 3. PROCEDURE ON TERMINATION. In the event of termination and/or abandonment of the transactions contemplated by this Agreement, whether by all parties or by Gillespie of CSI alone, written notice of that fact will forthwith be given to the other parties to this Agreement and the transactions contemplated by this Agreement will be terminated and/or abandoned without further action by CSI, Anchor, or Gillespie. If such transactions are terminated and/or abandoned as provided in this Agreement, then:

     a. Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing those documents; and

     b. No party to this Agreement will have any liability or further obligation to any other party to this Agreement except as specifically set forth in Article IV and this Article VIII.


                                    ARTICLE IX
                             MISCELLANEOUS PROVISIONS

     SECTION 1. AMENDMENT AND MODIFICATION. The terms of this Stock Purchase Agreement, including its Exhibits, may be amended, modified, or supplemented only by written agreement of CSI, Anchor, and Gillespie executed prior to Closing.

     SECTION 2. WAIVER OF COMPLIANCE. Any failure of CSI, Anchor, or
Gillespie to comply with any obligation, covenant, agreement or condition in this Agreement may be expressly waived in writing by the other party, but that waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     SECTION 3. SEVERABILITY. In the event that any term or provision of this Stock Purchase Agreement is determined to be void, unenforceable or contrary to law, the remainder of this Agreement will continue in full force and effect provided that such continuation would not materially alter the terms of this Agreement or diminish the benefits of the Agreement for any party.

     SECTION 4. ARBITRATION. Any dispute arising out of this Agreement shall be submitted to the American Arbitration Association for resolution. The arbitration shall be scheduled to take place in San Diego County, California, and all of the fees and costs in the

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


arbitration shall be shared equally by the parties. Attorneys' fees shall be awarded to the prevailing party in addition to any award obtained therein, but the arbitrator shall have no power to alter or amend this Agreement, or to award any relief inconsistent with the provisions herein or unavailable in a court of law.

     SECTION 5. NOTICES. All notices under this Agreement, including the Notice of Exercise, will be in writing and will be deemed to be duly given if delivered in person or sent by registered or certified mail, postage prepaid:

     a. If to Gillespie:

     Mr. John Gillespie
     5692 Buckingham Drive
     Huntington Beach, CA 92649

     and to:
     Stephen E. Cockriel
     333 West Broadway, #306
     Long Beach, CA 90802

     or to such other address as Gillespie will have designated by proper notice.

     b. If to CSI:

     Composite Solutions, Inc.
     Attn: Mark Olson
     3655 Nobel Drive, Suite 440
     San Diego, CA 92122

     and to

     John L. Smaha, Esq.
     SMAHA & DALEY
     7860 Mission Center Court, Suite 100
     San Diego, CA 92108

     or to such other address as CSI will have designated by proper notice.

     SECTION 6. ASSIGNMENT. This Stock Purchase Agreement and all of its provisions will be binding upon and inure to the benefit of the parties to this Agreement and their respective


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


successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, voluntarily or involuntarily, by any of the parties without the prior written consent of the other parties.

     SECTION 7. GOVERNING LAW. This Stock Purchase Agreement and the legal relations among the parties to this Agreement will be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of law doctrine.

     SECTION 8. WORD USAGE. As used in this Agreement, the plural form of any noun includes the singular and the singular includes the plural, unless the context requires otherwise. Each of the masculine, feminine and neuter forms of any pronoun include all such forms, unless the context requires otherwise.

     SECTION 9. HEADINGS. The Article and Section headings contained in this Stock Purchase Agreement are inserted for convenience only and will not constitute a part of this Agreement or affect in any way the meaning or interpretation of this Stock Purchase Agreement.

     SECTION 10. THIRD PARTIES. Except as specifically set forth or referred to in this Agreement, nothing expressed or implied in this Agreement is intended, or will be construed to confer upon or give to any person or corporation other than the parties to this Agreement and their successors or assigns, any rights or remedies under or by reason of this Stock Purchase Agreement.

     SECTION 11. ENTIRE AGREEMENT. This Stock Purchase Agreement, including its Exhibits, and the other documents, agreements, and certificates delivered pursuant to the terms of this Agreement, set forth the entire agreement and understanding of the parties in respect of the subject matter contained in this Agreement, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement.

     SECTION 12. COUNTERPARTS. This Stock Purchase Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties to this Agreement have executed this Stock Purchase Agreement as of August 31, 2000, at San Diego, California.


                                          Penultimo, Inc.
                                          a California corporation

                                          /s/ JOHN GILLESPIE
                                          ----------------------------
                                    By:   John Gillespie
                                    Its:  President and Secretary

                                          /s/ JOHN GILLESPIE
                                          ----------------------------
                                          John Gillespie, Shareholder


                                          Composite Solutions, Inc.
                                          a Florida corporation

                                    By:   /s/ MARK OLSON
                                          ----------------------------
                                    Its:  President, COO

                                          /s/ GILBERT HEGEMIER
                                          ----------------------------
                                    Its:  Secretary


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